Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-200800), and on Form S-8 (Registration Nos. 333-80477, 333-152169, 333-174973, 333-189219, and 333-205036) of Albany Molecular Research, Inc. of our report dated October 1, 2015, with respect to consolidated balance sheets of Gadea Grupo Farmaceutico, S.L.U. and Subsidiaries at December 31, 2014 and 2013, and the related consolidated income statements, consolidated statements of changes in equity, and consolidated statements of cash flows for the years then ended, which report appears in the Current Report on Form 8-K/A of Albany Molecular Research, Inc. and subsidiaries dated October 1, 2015.

/s/ Deloitte, S.L.

Valladolid, Spain

October 1, 2015